Exhibit 99.1

Dex Media Board of Directors Waives Trading Restrictions in Certificate of Incorporation

DALLAS —(BUSINESS WIRE)—Dex Media, Inc.(NASDAQ:DXM) - one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses — announced today that its Board of Directors waived the transfer restrictions set forth in Section K of Article 13 of its Certificate of Incorporation applicable to certain persons or entities that engage in any purchases or sales of its common stock, subject to the following:

•                  To take advantage of the waiver, a person or entity that is subject to the transfer restrictions referenced above must deliver a written notice to Dex Media no later than 10 days after the date of any purchase or sale of Dex Media’s common stock disclosing amount of the common stock purchased or sold and the sale date and the name of the counter-party (if known).

•                  This notice requirement can be discharged by timely filing of Schedule 13D (or an amendment to our existing Schedule 13D) as required by the rules under the Securities Exchange Act of 1934, or by the filing of a Schedule 13G (or an amendment to an existing Schedule 13G) within the 10 day period described above. The waiver may be revoked by resolution of the Board of Directors at any time if the Board of Directors deems such revocation necessary or appropriate, to protect against an “ownership change,” as such term is defined under Section 382 of the Internal Revenue Code.

•                  The waiver will be automatically revoked if the percentage of stock owned by one or more 4.9-percent shareholders of Dex Media has increased by at least 35 percentage points over the lowest percentage of stock owned by such 4.9-percent shareholders at any time from April 30, 2013 through the date on which such ownership is being measured.

The foregoing is only a summary of the full text of the waiver.  Interested persons should refer to the full text of the waiver, which is available as an exhibit to Dex Media’s Current Report on Form 8-K filed May 13, 2013 and available at www.sec.gov.

About Dex Media

Dex Media (NASDAQ: DXM) provides local, social and mobile marketing solutions to businesses in communities across the U.S. under the Dex One and SuperMedia brands. The company’s widely used consumer services include the Dex Knows.com® and Superpages.com® online and mobile search portals and applications and local print directories. For more information, visit www.DexMedia.com.

Contacts

Dex Media, Inc.

Media Relations Contacts:

Andrew Shane, 972-453-6473

andrew.shane@dexmedia.com

or

Chris Hardman, 303-478-8432

chris.hardman@dexmedia.com

or

Investor Relations Contact:

Cliff Wilson, 972-453-6188

cliff.wilson@dexmedia.com